MEXICAN CELLULAR INVESTMENTS, INC. CHAPTER I NAME, PURPOSE, DURATION, DOMICILE AND NATIONALITY

ARTICLE FIRST.      The corporation is named "MEXICAN CELLULAR INVESTMENTS, INC.".

ARTICLE SECOND. The purpose of the corporation is:

1.            To supply service of advice, consulting, assistance, maintenance, and generally, all kinds of services related to the technical, administrative, legal, economic, business planning and any other aspects to individuals and to corporate persons, and to contract such services with the aforesaid persons;

2.            To obtain, under any legal title, all kinds of loans, credits, financing, and all the other resources necessary for achievement of the corporate purposes, including but not limited to, bond issues, mortgage guaranty bonds, mortgage or non-preferential obligations, and commercial paper with participation from the institutions or authorities that applicable law indicates, as well as to grant, under any legal title, all kinds of loans, credits, financing, guarantees, and all other resources necessary, with or without specific surety, in relation to the corporations or associations in which it has an interest or in which it participates, or with its holding companies and filial companies;

3.            To issue, draw, endorse, accept, guarantee, discount, subscribe, acquire, assign, alienate, and generally, negotiate all kinds of credit instruments and personal securities, including but not limited to, shares, bonds, corporate interests or participation in other companies or businesses;

4.            To obtain, acquire, register, negotiate, and grant use and enjoyment of all kinds of patents, trademarks, and trade names, franchises, inventions, processes, options, and copyrights; to produce and use works susceptible of protection by copyright and related rights, as well as to acquire ownership of rights thereon and undertake any legal act in respect thereto, both in Georgia and abroad;

5.            To provide all kinds of services or consulting of a technical, administrative, supervisory, organizational, marketing, research, development, engineering, human resources, legal, public relations character, and generally, of any kind of services related to the industrial, commercial or service activities of companies, corporations, and associations, whether in Georgia or abroad, and receive such services;

6.            To acquire, possess, import, export, alienate, build, lease, buy, sell, encumber, mortgage, negotiate, take and grant use and enjoyment under any title allowed by law of personal or real property, as well as real rights thereon and personal rights which may be necessary or convenient for its corporate purpose or for the operations of the commercial or civil companies in which the corporation has an interest or participation, or with its holding companies and filial companies;

7.            Undertake any kind of acts and execute all kinds of contracts, agreements, and operations, whether civil or commercial, and realization of all acts necessary for development of its corporate purpose;

8.            To plan, organize, administer or participate in the capital, financing, and administration of commercial or civil corporations or associations of any kind, both domestic and foreign; and

9.            Do and practice all the other acts of commerce in which a commercial company incorporated in the State of Georgia may legally engage pursuant to the law.

ARTICLE THIRD. The duration of the corporation is indefinite.

ARTICLE FOURTH. The domicile of the corporation is the State of Georgia, but the company may establish branches, agencies or offices and designate contractual domiciles in any other place in Georgia or abroad without it being deemed to have changed said corporate domicile.

ARTICLE FIFTH. The corporation shall be governed by the applicable laws of the State of Georgia.

CHAPTER II
CAPITAL STOCK AND SHARES

ARTICLE SIXTH. The capital stock shall be represented by common registered shares without expression of par value.

The minimum capital stock is divided into 100 shares of common stock wholly subscribed and paid.

The shares of the capital stock are divided into the following Series:

1.            Series A, composed of shares that represent 51% of the capital stock which may only be acquired by Mexican investors, with the exceptions provided for in the applicable laws and regulations; and

2.            Series B, composed of shares that represent 49% of the capital stock which may be acquired by Mexican and foreign investors.

The shareholders' meeting that resolves any increase in the capital stock shall establish the characteristics of the shares issued for such purpose, being able to establish sub-series within each series.

ARTICLE SEVENTH. Shares are indivisible and within their series they shall confer on their holders the same rights and obligations. Each share shall give the right to one vote in the shareholders' meetings.

2

Outstanding stock has the right to participate equally in the payment of dividends or other distribution including that done as consequence of the liquidation of the corporation.

Provisional and definitive stock certificates of the shares may represent one or more shares and shall be signed by two members of the Board of Directors. Facsimile signatures may be used in connection with said certificates if the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or an employee of the corporation.

ARTICLE EIGHTH. The corporation shall keep a Stock Register in which all operations for subscription, acquisition or transfer to which the shares representing the capital stock are subject must be recorded, with expression of the subscriber, acquirer, or prior owner and that of the new shareholder.

ARTICLE NINTH. The capital stock of the corporation may only be increased by resolution of the Shareholders.

No increase of capital stock whatsoever may be decreed before the shares previously issued are wholly paid.

Upon adopting a resolution calling for an increase of capital stock, the respective shareholders' meeting or any shareholders' meeting thereafter shall establish the terms and bases on which said increase must be carried out.

In increases of capital stock, Series A Shares and Series B Shares must be issued in proportion to those issued for each Series pursuant to Article Sixth of these bylaws.

In capital increases payable through cash or like-kind contribution, the shareholders of one Series shall have a preferential right to subscribe the new shares that are issued for the same Series, in proportion to the number of shares of which they be holders at the time of the increase.

Shareholders must exercise their preferential rights within the period and under the conditions established for such purpose by the shareholders' meeting that decides the capital increase, on the understanding that the period in no case will be for less than 15 days and greater than 30 days, and that the same shall be computed from the date when the respective shareholders' meeting is held if all of the shares into which the capital stock is divided are represented thereat.

If after expiration of the period during which the shareholders must exercise the preferential right there are some shares still unsubscribed, they may be offered by the Board of Directors for subscription and payment to the individuals or corporate persons that the said Board determines pursuant to the guidelines that the shareholders' meeting resolves, provided it be on terms and conditions that are not more favorable than those under which they were offered to the corporate shareholders. When the increase is to the variable portion of the capital stock, and provided the shareholders' meeting so resolves, the shares that are not subscribed may be retained in the corporate treasury for later placement in the form and on the terms that the same shareholders' meeting, or upon its delegation, the Board of Directors, may determine.

3

Any capital increase must be recorded by the corporation.

ARTICLE TENTH. The capital stock of the corporation may be decreased only by resolution of the Shareholders.

Decreases to the capital may be done to absorb losses, make reimbursements to the shareholders or liberate shareholders of unpaid exhibitions. Decreases due to losses or reimbursements, in the latter case except when a reimbursement due to retirement is at issue, shall be done proportionally with respect to all outstanding shares.

All capital decreases shall be recorded by the corporation.

CHAPTER III
ADMINISTRATION

ARTICLE ELEVENTH. The administration of the corporation shall be the responsibility of a Board of Directors composed of an uneven number of members, which shall not be fewer than 3 or greater than 7, as decided by the shareholders and this number shall remain unchanged until changed by the shareholders.

Of the Directors, half plus one shall be appointed by the Series A Shareholders and recognized as Series A Directors; and the rest shall be appointed by the Series B Shareholders and shall be acknowledged as Series B Directors.

Any shareholder or group of shareholders who represents 25% of the capital stock shall have the right to appoint a Director.

ARTICLE TWELFTH. The person appointed by resolution of the Shareholders shall act as Chairman of the Board of Directors. In the event of temporary absence of the Chairman, the Director named by the other Directors shall act as Chairman.

The Board of Directors, or in the absence thereof, the Shareholders, may also appoint its Secretary, who need not be a Director. It may also appoint the persons who will hold the other offices established for better performance of their duties.

The copies or records of minutes of the Board and shareholders' meetings, as well as entries in the corporate registers and books which are not accounting records shall be authorized by the Chairman.

The Chairman is empowered to grant and ratify powers of attorney, as applicable, within its authority conferred by a shareholders' meeting or the Board, and to undertake the other actions that may be necessary or convenient for formalization of such minutes and for the resolutions adopted and recorded therein to have full effect.

4

ARTICLE THIRTEENTH. The Board of Directors shall have legal representation of the corporation, and except for the matters which law or these bylaws reserve solely to the shareholders' meeting, shall be invested with the following powers:

1.            To represent the corporation before all kinds of administrative and judicial authorities, federal, state, and local, before all kinds of conciliation and conciliation and arbitration boards, and other labor authorities, and before arbitrators and arbiters. The foregoing powers expressly include but are not limited to authority to file all kinds of suits and appeals, even of constitutional relief, and to withdraw them; to compromise, commit in arbitration, prepare and respond to depositions; assign property; object to judges and receive payments; to argue, enter into, and review collective labor agreements; to represent the corporation before the labor authorities in labor matters where the Company is a party or an interested third party, both at the initial hearing and in any of the stages of the labor law process; to file criminal complaints, to grant pardon, and to assist the Public Prosecutor.

2.            To subscribe and in any form negotiate credit instruments.

3.            To open and close bank accounts in the name of the corporation, as well as to make deposits and draw against them and to appoint persons who draw against same.

4.            To appoint and remove the attorneys-in-fact, officers, agents, and employees of the company and to determine their attributions, guaranties, and remunerations.

5.            To call annual and special shareholders' meetings and to execute their resolutions.

6.            To confer general or specific powers of attorney, reserving at all times exercise thereof, as well as to revoke the powers of attorney they grant.

7.            To execute the resolutions of the shareholders' meeting, delegate its authority to any of the Directors, to the Director or Manager, or to the attorneys-in-fact or delegates appointed for such purpose, in order that they exercise same in the business and in accordance with the terms and conditions set forth by said Board, and generally, to undertake the actions and operations that may be necessary or convenient for the purpose of the corporation, exception made for those expressly reserved by the law or these bylaws to shareholders' meetings.

ARTICLE FOURTEENTH. The Chairman of the Board of Directors shall preside at the meetings of said Board; he shall carry out the resolutions of the shareholders' meetings and of the Board without need for any specific resolution and shall have the other authorities and obligations established by the corporate laws of the State of Georgia and those which are expressly conferred on him by the Board of Directors.

ARTICLE FIFTEENTH. The Board shall meet as often as it determines or when it is called by its Chairman or any two Directors.

5

Calls for meetings of the Board must be sent to the Directors by mail, telegram or messenger, at least 5 days prior to the date of the meeting. For Directors who live outside the corporate domicile, the call must be sent to them by telegram or by telecopier with the same advance.

Meetings may be held without need of said notice if all Directors are present and participate in the meeting.

ARTICLE SIXTEENTH. In order for meetings of the Board of Directors to be considered legally met, attendance of a majority of the members is required, including at least one of the Series A Directors and one of the Series B Directors. Its resolutions shall be valid when approved by a majority of the vote of the members present, provided there is a favorable vote from one of the Series A Directors and from one of the Series B Directors. In the event of tie, the Chairman of the Board of Directors shall not have a decision-making vote.

Minutes of each meeting of the Board shall be recorded in the book that shall be kept by the Secretary for such purpose and shall be signed by the Chairman and the Secretary.

Meetings of the Board of Directors may be held at the locations that the Board determines to be appropriate.

Resolutions of the Board of Directors shall be validly adopted without need of holding a Board of Directors meeting provided: i) the affirmative vote of all Directors is obtained, and ii) the resolutions are confirmed in writing. The resolution shall be valid from the time when the Chairman can evidence the written records of the resolution adopted pursuant to the text which has circulated for this purpose.

CHAPTER IV
SHAREHOLDERS' MEETINGS

ARTICLE SEVENTEENTH. The annual shareholders' meeting shall be held at least once each year within the four months following the close of each fiscal year.

ARTICLE EIGHTEENTH. Calls for shareholders' meetings must be made by the Board of Directors, the Chairman, the Secretary or any two Directors. Further, the shareholders who represent at least 25% of the capital stock may request in writing at any time that the Board of Directors call a shareholders' meeting to discuss the matters specified in their request.

ARTICLE NINETEENTH. Calls for a shareholders' meeting shall include the agenda and must be signed by the person(s) making them, and if done by the Board of Directors, the signature of the Chairman or the Secretary shall be sufficient.

Shareholders' meetings may be held without prior call if the capital stock is fully represented at the time of voting.

For purposes of attendance at shareholders' meetings, the Stock Register shall be closed 48 hours prior to the time established for the shareholders' meeting in question.

6

ARTICLE TWENTIETH. Shareholders may be represented at shareholders' meetings by the person(s) they appoint therefor through proxy signed before two witnesses.

Members of the Board of Directors may not represent shareholders at any shareholders' meeting.

In cases where pursuant to these bylaws the shareholders of shares in only one Series must vote separately, or their votes must be counted separately, the respective vote or count may be done within the respective shareholders' meeting.

Resolutions of shareholders' meetings shall be validly adopted without need of a physical meeting provided: i) the affirmative vote of all shareholders is obtained, and ii) the resolutions are confirmed in writing. The resolution shall be valid from the time when the Chairman can evidence the written record of resolution adopted in accordance with the text circulated for this purpose.

ARTICLE TWENTY-FIRST. The Chairman of the Board of Directors shall preside at the shareholders' meetings, or in the absence thereof, by the person appointed by majority vote of the shareholders present. The Secretary of the Board of Directors shall act as Secretary.

Minutes of the shareholders' meetings shall be recorded in the book kept by the Secretary for such purpose and shall be signed by the Chairman and Secretary of the shareholders' meeting.

ARTICLE TWENTY-SECOND. In order for an annual shareholders' meeting to be legally met on a first call, at least 5l% of the outstanding shares must be represented therein.

In the case of a second call, and except as indicated in the following paragraph, annual shareholders' meetings may be validly held if at least 33% of the outstanding shares are represented therein.

In order for resolutions of annual shareholders' meeting to be validly adopted as a result of a first or later call, attendance of and favorable vote of a majority of the Series A Shares and by a majority of the Series B Shares is required.

ARTICLE TWENTY-THIRD. In order for a special shareholders' meeting to be considered legally met on a first call, at least 75% of the outstanding shares must be represented therein.

In the case of a second or later call, special shareholders' meetings may be validly held if at least 51% of the outstanding shares are represented therein.

In order for resolutions of special shareholders' meetings to be validly adopted as a result of a first or later call, attendance of and favorable vote of the majority of the shares of Series A and the majority of the shares of Series B is required.

CHAPTER V
FINANCIAL INFORMATION,

7

PROFITS AND LOSSES

ARTICLE TWENTY-FOURTH. Within the 3 months following the close of each fiscal year, the Board of Directors shall prepare at least the following financial information:

1.            A report from the Board of Directors on the progress of the corporation in the fiscal year, as well as on the policies followed by the Board and, as applicable, on the principal existing plans.

2.            A report that states and explains the principal accounting criteria and policies and the information followed in preparing the financial information.

3.            A statement that shows the financial position of the corporation on the date of close of the fiscal year.

4.            A statement that shows, with proper explanation and classification, the profits and losses of the corporation for the fiscal year.

5.            A statement that shows the changes in the corporation's financial position during the fiscal year.

6.            A statement that shows the changes in the entries that compose the corporate assets which occurred during the fiscal year; and

7.            The notes that may be necessary to complete or clarify the information supplied in the foregoing statements.

ARTICLE TWENTY-FIFTH. The report to which the preceding article refers must be finished and made available to the shareholders, with the evidential documentation, at least 15 days prior to the shareholders' meeting which is to discuss them. The shareholders shall have the right to have a copy of the corresponding reports.

ARTICLE TWENTY-SIXTH. Once the deductions required by law are made, including but not limited to that relating to payment of income tax, the annual net profits that the financial statements approved by a shareholders' meeting show will be applied as follows:

1.            5% to the legal reserve fund until it is equal to at least 20% of the capital;

2.            The percentage determined by a shareholders' meeting to create, increase, and reconstitute the capital reserves, benefit funds, reinvestment and special reserve funds, as it deems convenient; and

3.            The remainder, if any, for the purpose determined by a shareholders' meeting.

ARTICLE TWENTY-SEVENTH. Dividends not collected within the 5 years counted from the date when their payment began shall be understood as waived and prescribe to the favor of the

8

corporation in accordance with the laws in effect, and must be credited to the ordinary reserve fund.

CHAPTER VI
DISSOLUTION AND LIQUIDATION

ARTICLE TWENTY-EIGHTH. The corporation shall be dissolved in any of the cases set forth in the corporate laws of the State of Georgia.

ARTICLE TWENTY-NINTH. Once the corporation is dissolved, it shall be placed in liquidation, which shall be the responsibility of the person(s) determined by a shareholders' meeting.

ARTICLE THIRTIETH. The liquidation shall be done pursuant to the resolutions taken by the shareholders when declaring the dissolution of the corporation. In the absence of specific resolutions by a shareholders' meeting, the liquidation shall be done pursuant to the provisions of the relevant chapter of the corporate laws of the State of Georgia.

CHAPTER VII
FISCAL YEARS

ARTICLE THIRTY-FIRST. The fiscal year shall be one year counted from the first of January through the thirty-first of December of each year.

9